Exhibit 99

CONTACT:

George R. Mahoney, Jr.

Executive Vice President

(704) 814-3252

http://www.familydollar.com

For Immediate Release

FAMILY DOLLAR REPORTS SALES AND EARNINGS

FOR FIRST QUARTER ENDED NOVEMBER 27, 2004

MATTHEWS, NC, December 17, 2004 - Family Dollar Stores, Inc. (NYSE: FDO), a discount store chain operating 5,571 stores in 44 states, reported that sales for the first quarter ended November 27, 2004, were approximately $1.380 billion, or 10.8% above sales of approximately $1.245 billion for the first quarter ended November 29, 2003.  Net income was $55.4 million, or 14.1% below net income of $64.5 million for the first quarter of the prior fiscal year, and net income per diluted share decreased to $.33 from $.37.

The sales gains are attributable to increased sales in existing stores and to sales in new stores opened as part of the Company’s store expansion program. Sales in existing stores in the first quarter ended November 27, 2004, versus the comparable period ended November 29, 2003, increased approximately 2.5%.  The Company attributes approximately 1% of this increase to sales produced by an advertising circular that was distributed in the first week of November.  The 2.5% increase in sales in existing stores includes an increase of approximately 4.5% in sales of hardlines and a decrease of approximately 4.6% in sales of softlines.  Hardlines represented about 79% of sales and softlines about 21% of sales in the first quarter this fiscal year.  Hardlines represented about 77% of sales and softlines about 23% of sales in the first quarter last fiscal year.  The customer count, as measured by the number of register transactions in existing stores, increased approximately 0.3%, and the average transaction increased approximately 2.2% to $8.91.

Sales in existing stores in the first quarter ended November 27, 2004, increased approximately 1.5% in the September reporting period, 0.9% in the October reporting period and 5.2% in the November reporting period.  Sales of basic consumables, such as household chemicals, paper products and food, in the

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first quarter ended November 27, 2004, were good.  However, sales of more discretionary merchandise, including hanging apparel and home décor, were below the Company’s plan.

During the first quarter ended November 27, 2004, 98 new stores were opened and 9 stores were closed, compared to the opening of 101 stores and closing of 26 stores during the first quarter ended November 29, 2003.  As previously announced, the Company plans to open 500 to 560 stores and close 60 to 70 stores during the fiscal year ending August 27, 2005.

The gross profit margin as a percent to sales decreased from 34.7% in the first quarter last year to 33.4% in the first quarter this year.  The continuing shift in the merchandise mix of sales to more lower margin basic consumables and less higher margin discretionary goods and increased shrinkage and freight costs adversely impacted the gross profit margin.  Sales of sharply priced merchandise in the advertising circular in the first week of November also contributed to the gross profit margin decrease.  Expenses as a percent to sales increased from 26.5% in the first quarter last year to 27.1% in the first quarter this year.  The Company incurred expenses as planned in connection with the urban initiative and other previously announced initiatives which are expected to positively impact sales later in the fiscal year.  Hurricane related costs and continued increases in insurance costs, including workers’ compensation, also contributed to the deleveraging of expenses.

The Company’s inventories at the end of the first quarter this year were approximately 10% higher on a per store basis than at the end of the first quarter last year, excluding merchandise in transit to the distribution centers. The Company aggressively set the stores to more effectively leverage increased holiday traffic.  Most of this increase was in basic consumable merchandise but the Company also selectively invested in more toys and other seasonal merchandise.  Both home décor and hanging apparel inventories at the end of the first quarter this year were at about the same levels as at the end of the first quarter last year as the Company positioned these areas more defensively to better control markdown exposure.

In commenting on the first quarter results, Howard R. Levine, Chairman and Chief Executive Officer, stated that: “During the first quarter good progress

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has been made on the four key initiatives that our Company is focusing on in fiscal 2005.  As previously announced, we believe the urban initiative, the addition of “treasure hunt” merchandise, the installation of coolers in selected stores and the continuation of an aggressive new store opening program will be the growth engines that will drive increases in sales and earnings.

“The urban initiative is our most significant initiative.  During the first quarter investments in process changes, technology and people have been made in approximately 300 stores in major urban markets.  We are on schedule with the implementation of the urban initiative to improve the operating performance, including higher sales and lower shrinkage, in more than 1,000 stores in thirty large urban markets this fiscal year.

“Beginning with this holiday season and continuing throughout the year, our stores will have additional opportunistically purchased goods to supplement the basic assortment of merchandise.  This “treasure-hunt” merchandise offers an ever-changing assortment that provides customers with a more exciting shopping experience and our Company with an opportunity to favorably impact the gross profit margin.

“Our two other key initiatives in fiscal 2005 also are on schedule.  During the first quarter, planning continued for the installation of coolers for the sale of perishable food.  Selected stores will have coolers installed beginning next month, and by the end of the fiscal year in August 2005 at least 500 stores are expected to have coolers.  Also, we continue to plan to open 500 to 560 new stores this fiscal year.”

Mr. Levine concluded that:  “In this tough retail sales environment for low and low-middle income consumers, we are investing in these initiatives to position our Company for continued long-term profitable growth.”

With respect to December sales, the Company previously stated that for the five week period ending January 1, 2005, the plan is for sales in existing stores to increase in the 2% to 3% range.  Based on sales to date, the Company’s plan continues to be for a sales increase in that range.

The Company’s plan is for sales in existing stores in the four weeks ending January 29, 2005, to increase in the 2% to 3% range.  As the fiscal 2005 initiatives are implemented, the Company continues to expect that increases in

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sales in existing stores will accelerate to the 3% to 5% range in the fourth quarter ending August 27, 2005.

The investments in these initiatives will result in additional expenses, as they did in the first quarter, and the Company’s current plan is for net income per diluted share of Common Stock to be between $1.53 and $1.55 in fiscal 2005.

Family Dollar will host a conference call today, December 17, 2004, at 10:00 A.M. ET to discuss the financial results.  If you wish to listen, please call 888-791-5525 for domestic USA calls and 773-756-4619 for international calls at least 10 minutes before the call is scheduled to begin.  A replay of the call will be available from about 1:00 P.M. ET, December 17, 2004, through December 24, 2004, by calling 866-380-6748 for domestic USA calls and 203-369-0349 for international calls.

There also will be a live webcast of the conference call that can be accessed at http://www.familydollar.com/investors.aspx?p=irhome or by clicking on the webcast icon on the “Investors” page at http://www.familydollar.com.  A replay of the webcast will be available at the same address after 2:00 P.M. ET, December 17, 2004.

Certain statements contained in this press release which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s plans and activities or events which the Company expects will or may occur in the future.  A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements.  Such factors include, but are not limited to, competitive factors and pricing pressures, general economic conditions, the impact of acts of war or terrorism, changes in consumer demand and product mix, unusual weather that may temporarily impact sales, inflation, merchandise supply constraints, general transportation or distribution delays or interruptions, dependence on imports, changes in currency exchange rates, trade restrictions, tariffs, quotas, and freight rates, availability of real estate, costs and delays associated with building, opening and operating new distribution facilities and stores, costs, potential problems and achievement of results associated with the implementation of new programs, systems and technology, including supply chain systems, store technology, cooler installations and urban initiative programs, changes in food and energy prices and their impact on consumer spending and the Company’s costs, legal proceedings and claims, changes in shrinkage, changes in health care and other insurance costs, and the effects of legislation and regulations on wage levels and entitlement programs.  Consequently, all of the forward-looking statements made are qualified by these and other factors, risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

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Comparable operating results (unaudited) are as follows:

(In thousands, except per share amounts)

	For the First Quarter Ended
	November 27, 2004	November 29, 2003
Net Sales	$1,380,245	$1,244,683
Cost of Sales	919,893	813,358
Gross Margin	460,352	431,325
Selling, General and Administrative Expenses	373,724	329,826
Income Before Income Taxes	86,628	101,499
Income Taxes	31,273	37,047
Net Income	55,355	64,452
Net Income Per Common Share-Basic	$.33	$.37
Average Shares-Basic	167,619	172,353
Net Income Per Common Share-Diluted	$.33	$.37
Average Shares-Diluted	168,008	173,641
Dividends Declared Per Common Share	$.08-1/2	$.07-1/2

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Consolidated Condensed Balance Sheets (unaudited)

(In thousands, except share amounts)

	November 27, 2004	November 29, 2003	August 28, 2004
ASSETS
Current assets:
Cash and cash equivalents	$129,690	$247,809	$149,602
Merchandise inventories	1,032,754	846,958	980,124
Deferred income taxes	80,681	65,628	77,341
Income tax refund receivable	—	—	1,304
Prepayments and other current assets	25,164	43,038	16,937
Total current assets	$1,268,289	$1,203,433	$1,225,308

Property and equipment, net	944,585	813,399	926,514
Other assets	14,543	19,108	15,600
	$2,227,417	$2,035,940	$2,167,422

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$695,316	$551,479	$713,551
Income taxes payable	29,139	31,048	—
Total current liabilities	724,455	582,527	713,551

Deferred income taxes	$95,055	$84,226	$93,471

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $1 par; authorized and unissued 500,000 shares
Common stock, $.10 par; authorized 600,000,000 shares	$18,796	$18,715	$18,767
Capital in excess of par	113,232	94,133	106,853
Retained earnings	1,563,307	1,367,118	1,522,208
	1,695,335	1,479,966	1,647,828

Less common stock held in treasury, at cost	287,428	110,779	287,428
	1,407,907	1,369,187	1,360,400
	$2,227,417	$2,035,940	$2,167,422

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12/17/04